Exhibit 99.1
Contact: Timothy P. Dooley
Republic Airways Holdings
Tel. (317) 487-4308

Republic Airways to Provide up to $35 Million of Loans to US Airways

Indianapolis (Oct. 23, 2008) – Republic Airways Holdings Inc. (NASDAQ: RJET) announced today that it has entered into a loan agreement with US Airways to provide up to $35 million in two tranches.  The first tranche of $10 million was funded on October 20, 2008. At US Airways’ option, and subject to certain other conditions, the second tranche of $25 million may be funded in the first quarter 2009.   Interest will be paid quarterly, with the principal amounts to be repaid between October 2009 and October 2011.

“US Airways and Republic have enjoyed a successful partnership for nearly 35 years,” said Republic President and CEO Bryan Bedford, “Through this partnership and over that time, we have developed a mutually beneficial relationship that centers on a commitment to our customers, employees and shareholders. Our investment in US Airways’ today simply reaffirms our commitment to US Airways and its ability to continue managing through uncertain economic times for our industry.”

US Airways Express President Dion Flannery stated, “We are extremely appreciative of the commitment Republic is making today, and greatly value their support over our long-standing partnership. We will work diligently with them so that our customers continue to benefit from our partnership and we look forward to future success with this integral partner in the US Airways network.”

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,200 flights daily to 99 cities in 34 states, Canada, Mexico and Jamaica through airline services agreements with six U.S. airlines. All of the airlines' flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, Midwest Connect, United Express and US Airways Express. The airlines currently employ approximately 4,400 aviation professionals and operate 233 regional jets.